                                                                      Exhibit 12
                                                                      ----------

Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)


                                                                                    Six months ended June 30,
                                                                       ----------------------------------------------------
(dollars in thousands)                                                          2001                        2000
---------------------------------------------------------------------------------------------------------------------------
Earnings.............................................................                 $4,309                     $4,309
                                                                       ========================   =========================

Fixed charges........................................................                 $    -                     $    -
Preferred securities distributions...................................                  4,180                      4,180
                                                                       ------------------------   -------------------------

Total combined fixed charges and
   preferred securities distributions................................                 $4,180                     $4,180
                                                                       ========================   =========================

Ratio of earnings to combined fixed charges and
   preferred securities distributions................................                   1.03                       1.03
                                                                       ========================   =========================